Exhibit 99.1

              Gene Logic Board Elects Two New Directors

    -- David Urdal of Dendreon and Mark Gabrielson of Pulmatrix Add
                       Significant Experience --

            -- Jules Blake, Ph.D., to Retire from Board --


    GAITHERSBURG, Md.--(BUSINESS WIRE)--April 11, 2007--Gene Logic Inc. (NASDAQ:GLGC) announced today that the Company's Board of Directors has elected David L. Urdal, Ph.D., of Dendreon Corporation (NASDAQ:DNDN) and Mark J. Gabrielson of Pulmatrix Inc. as directors.

    David L. Urdal, Ph.D. is currently Senior Vice President and Chief Scientific Officer of Dendreon Corporation, a Seattle-based biotechnology company focused on the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. Dr. Urdal has served as Dendreon's Chief Scientific Officer since joining the company in 1995. Prior to that time, he held various positions with Immunex Corporation, including President of Immunex Manufacturing Corporation, Vice President and Director of Development, and head of the departments of biochemistry and membrane biochemistry. Dr. Urdal received an M.S. in Public Health and a Ph.D. in Biochemical Oncology from the University of Washington.

    Mark J. Gabrielson is a co-founder, director, and Chief Executive Officer of Pulmatrix Inc., a Cambridge, Massachusetts developer of proprietary aerosol inhalants designed to control respiratory infectious disease. Mr. Gabrielson has twenty-eight years of experience in pharmaceuticals and biopharmaceutical company formation and development. Following graduation from Princeton University, he held a sequence of commercial assignments over a twelve year period at SmithKline Beecham. During the period 1990-1999, Mr. Gabrielson was a General Partner of Prince Ventures LP, a private venture capital firm specializing in healthcare investing. Subsequently, Mr. Gabrielson co-founded and developed a series of emerging companies, including Pulmatrix.

    Chairman of the Board J. Stark Thompson, Ph.D., said, "Our Gene Logic Board welcomes both Dr. Urdal and Mr. Gabrielson enthusiastically. Their skills and experience are highly complementary to our Board talent set. Their insights will be of great value as Gene Logic continues to execute its strategic plan. The other board members and I welcome both gentlemen to Gene Logic and look forward to working with them."

    Gene Logic also announced today that Dr. Jules Blake has elected to retire from the Company's Board of Directors. Dr. Blake has been a Gene Logic Board Director since the Company's original formation in 1994.

    Chairman of the Board J. Stark Thompson, Ph.D., said, "The Board of Directors recognizes Dr. Blake's significant contributions to Gene Logic throughout the early stages of the Company's development and thanks him for his dedicated service over this sustained period of time."

    Gene Logic Overview

    Gene Logic is transforming into a biopharmaceutical development company through partnerships with pharmaceutical companies. Our partners provide Gene Logic with access to their drug candidates that have been assessed as safe in human clinical trials but discontinued for other reasons. Gene Logic applies its drug indication platform to find new therapeutic uses for the drug candidates. Gene Logic expects to receive milestone payments and royalties on drug candidates that our partners choose to develop based on the indications we find or, if the partner elects not to pursue such new indications, Gene Logic may receive ownership and development rights.

    Gene Logic has also developed proprietary genomics databases and services to enable customers worldwide to discover and prioritize drug targets, identify biomarkers, predict toxicity and understand mechanisms of toxicity, and obtain insights into the efficacy of specific compounds. We continue to offer customers these services and licenses to the databases. Such databases, services and expertise are also a vital part of our drug indication platform. We are now seeking strategic alternatives to use our Genomics assets capabilities and expertise for molecular diagnostics.

    Founded in 1994, Gene Logic is headquartered in Gaithersburg, Md., with additional research and development facilities in Cambridge, Mass. The Company currently has about 150 employees worldwide. For more information, visit www.genelogic.com or call toll-free -
1/800/GENELOGIC.

    Safe Harbor Statement

    This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the Company's ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words "expect," "anticipate," "believe," "estimate," "intend," "may," "will," and similar expressions as they relate to Gene Logic or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly such risks and uncertainties that may affect the Company's operations, financial condition and financial results and that are discussed in detail in the Company's Annual Report on Form 10-K and our other subsequent filings with the Securities and Exchange Commission. They include, but are not limited to: whether we will be able to identify and successfully implement strategies, on favorable terms or at all, for improving the performance and value of our businesses and improving the value of our Genomics business and whether repositioned compounds are successfully returned to our customers' pipelines and generate sales, and resulting milestones and royalties for the Company or whether we acquire repositioned compounds on acceptable terms and are able to derive revenue from these compounds through licensing or otherwise, whether we can enter into agreements to develop sufficient compounds to fulfill our plans for the Drug Repositioning Division, and improving the value of our businesses to shareholders; whether there will be remaining price adjustments or liabilities associated with the sale of the Pre-Clinical Division, whether we will be able successfully to manage our existing cash adequately and whether we will have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies, including development of repositioned compounds; whether we will be able to recruit and retain qualified personnel, particularly in light of our restructuring efforts; potential negative effects on our operations and financial results from workforce reductions, other restructuring activities, and the evaluation of strategic options; the potential loss of significant customers; the possibility of further write-down of the value of certain intangible assets of the Company, including goodwill associated with the Genomics Division; and the possibility of delisting from NASDAQ Global Markets, which could have an adverse effect on the value of our stock. Gene Logic undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Gene Logic Inc., Gaithersburg
             Investors:
             Philip L. Rohrer, Jr., 301-987-1700
             Email: prohrer@genelogic.com
             or
             Investors and Media:
             Christopher Culotta, 301-987-1752
             Email: cculotta@genelogic.com